Exhibit 99.1

Ocugen Provides Business Update with First Quarter 2026 Financial Results

Conference Call and Webcast Today at 8:30 a.m. ET

•	Positive 12-month data from the OCU410 Phase 2 ArMaDa clinical trial for geographic atrophy (GA) indicates a statistically significant (p<0.05) 31% reduction in lesion size and 27% EZ preservation (correlated to visual function) in optimal dose for Phase 3

•	About 20% of patients demonstrated no progression of disease and 75% of subjects showed > 30% reduction in Iesion growth compared to control, with a favorable safety and tolerability profile

•	Allows robust registrational Phase 3 trial design, a potential combined U.S./EU trial with 300 subjects, with adaptive design powered at over 95%

•	Trial enrollment complete for OCU400 for retinitis pigmentosa (RP) and OCU410ST for Stargardt disease registration trials, and on target to complete two Biologics License Application (BLA) submissions by 2027

•

The closing of a private offering of $115 million aggregate principal amount ($130 million if overallotment is exercised) of 6.75% convertible senior notes due 2034, with a conversion premium of 45%, is expected to extend cash runway into 2028, subject to customary closing conditions

o	The Company expects to utilize $32.7 million of net proceeds from the Notes to retire the Avenue debt (12.5% interest rate)

MALVERN, Pa., May 5, 2026 (GLOBE NEWSWIRE) – Ocugen, Inc. (“Ocugen” or the “Company”) (NASDAQ: OCGN), a pioneering biotechnology leader in gene therapies for blindness diseases, today reported first quarter 2026 financial results along with a general business update.

With the recent offering, the Company is expected to have cash, cash equivalents, and restricted cash of $112.1 million, at closing, which includes the Avenue debt payoff. The Company will use the remaining net proceeds for general corporate purposes and expects to extend cash runway into 2028. The offering is expected to close on May 7, 2026, subject to customary closing conditions and includes an option to retire the debt with a cash payment. If the remaining Janus Henderson warrants are exercised, the Company will receive an additional $15 million in gross proceeds increasing expected cash, cash equivalents, and restricted cash to $127.1 million.

“In the first few months of 2026, we have completed enrollment of two of our late-stage programs and are diligently working toward initiating our first BLA submission for RP and registration trial for dry AMD later this year,” said Dr. Shankar Musunuri, Chairman, Chief Executive Officer, and Co-Founder of Ocugen. “We are executing well against our plans with the highest productivity per employee rate compared to our peers, adequate cash runway with the recent offering, and key milestone achievement to create long-term value creation for our patients and shareholders.”

Enrollment for liMeliGhT, the first and largest gene therapy registrational trial for broad RP patients (N=140), was completed, reflecting strong engagement from investigators and patients. The OCU400 Phase 3 clinical trial includes representation of a wide range of genetic mutations associated with early to advanced stages of clinical and/or genetic diagnosis of RP (over 25 genetic mutations), and patient response is intended to support the gene-agnostic mechanism of action of Ocugen’s novel modifier gene therapy platform. The Company plans to initiate the rolling BLA submission for OCU400 in the third quarter of 2026 and complete the BLA submission by the second quarter of 2027.

Manufacturing readiness for OCU400 is well underway and completion of process performance qualification (PPQ) batches remains on track for the second quarter of 2026. Approximately 300,000 people in the U.S. and Europe are living with RP, and OCU400 is intended as a treatment for early to advanced cases of RP, with potential approval in the fourth quarter of 2027.

GARDian3 clinical trial enrollment and dosing were completed ahead of schedule. GARDian3 is a multicenter, randomized, masked, pivotal Phase 2/3 confirmatory registration trial designed to evaluate the efficacy and safety of OCU410ST in patients with all mutations of Stargardt disease. The study enrolled 63 subjects diagnosed with Stargardt disease. Subjects randomized to the treatment group received a one-time subretinal injection of OCU410ST in the eye with poorer visual acuity, while the untreated control group did not receive any treatment. The primary endpoint is to evaluate the reduction in atrophic lesion size at 12 months. Key secondary endpoints include improvements in best corrected visual acuity (BCVA) and low luminance visual acuity (LLVA), compared to controls. Observational endpoints include preservation of Ellipsoid Zone (EZ), which correlates to visual function. While demonstrating functional benefit via visual acuity within 12 months can be challenging due to the disease’s natural history, it is believed that preservation of EZ will serve as a meaningful and early indicator of visual function.

The interim outcome analysis of 24 subjects at 8 months post-OCU410ST (16 treated and 8 controls) is planned for the third quarter of 2026. Topline results are expected in the second quarter of 2027 with the BLA submission by mid-2027. Interim outcome analysis via adaptive design is typically introduced in pivotal trials to minimize risk. OCU410ST represents a potential first-in-class, one-time modifier gene therapy for all 100,000 patients in the U.S. and Europe with Stargardt disease.

Topline 12-month data from the OCU410 Phase 2 ArMaDa clinical trial for geographic atrophy secondary to dry age-related macular degeneration was announced in March 2026 and demonstrates a statistically significant (p< 0.05) reduction in lesion growth (31%) versus control at 12 months with the optimal dose—medium dose—intended for Phase 3. The data suggest a potential 2X treatment benefit compared to 15% and 22% reductions reported for currently approved therapies at 12 and 24 months, respectively.

In the Phase 2 study, the safety and efficacy of OCU410 in patients with GA secondary to dAMD are being assessed. Fifty-one (51) patients aged 50 years and older with GA lesions within the foveal or non-foveal region were randomized 1:1:1 to receive a single subretinal administration of OCU410 at the medium dose, high dose, or no treatment in the control group. The primary endpoint was change in GA lesion size at 12 months, measured in square millimeters by fundus autofluorescence, an FDA-accepted structural endpoint used in recent GA registration trials. Exploratory endpoints included assessment of EZ preservation. The data showed no disease progression in approximately 20% of treated subjects, and 75% of treated subjects demonstrated greater than 30% reduction in lesion growth. The Company plans to initiate the OCU410 Phase 3 registrational trial in the third quarter of 2026 with potential BLA filing by 2028. As a potential one-time treatment for life, OCU410 could eliminate the treatment burden and patient fatigue with up to 40% drop-out rates reported with current approved therapies and provide a one-time solution for the 2-3 million patients in the U.S. and Europe with GA. OCU410 has potential to become a new standard of care for patients across the globe.

Executive leadership has participated in significant investor and industry conferences, including the U.S. Department of Commerce 2026 Certified Trade Mission to Singapore; Oppenheimer’s 3rd Annual Innovation on the Island Biotech Summit; and the 2026 Cell & Gene Meeting on the Mediterranean, hosted by the Alliance for Regenerative Medicine. Through these forums, Ocugen reached a wide audience and informed them about the importance of changing the treatment paradigm for blindness diseases by potentially bringing transformative modifier gene therapies to the masses.

“We are actively pursuing a variety of business development opportunities to prepare for global commercialization,” said Dr. Musunuri. “Potential commercial partnerships will allow us to effectively provide market access to patients who are in desperate need for rescue from blindness diseases globally while growing shareholder value.”

Business Updates

Novel Modifier Gene Therapy Platform—Targeting Three BLA Filings in the Next Three Years

OCU400

•	Completed Phase 3 liMeliGhT enrollment (N=140 subjects). Topline Phase 3 data expected in the first quarter of 2027, advancing OCU400 towards potential approval in the fourth quarter of 2027 as a treatment option for early- to late-stage RP.

OCU410ST

•	Early completion of enrollment and dosing—less than nine months—in the Phase 2/3 pivotal confirmatory trial (N=63 subjects). Plan to submit the BLA for OCU410ST by mid-2027.

OCU410

•	Announced positive 12-month topline data from the Phase 2 ArMaDa clinical trial. On track to meet with FDA/EMA to align on the Phase 3 study design and initiate Phase 3 by the third quarter of 2026.

Other Programs

OCU200

•	Completed Phase 1 clinical trial enrollment in the first quarter of 2026.

OCU500

•	NIAID intends to initiate the OCU500 Phase 1 clinical trial in the second quarter of 2026.

First Quarter 2026 Financial Results

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The Company received $37.5 million in gross proceeds inclusive of $15 million, due to exercised warrants, in the first quarter of 2026. The Company’s cash, cash equivalents, and restricted cash totaled $32.2 million as of March 31, 2026, compared to $18.9 million as of December 31, 2025. With the recent offering, the Company is expected to have cash, cash equivalents, and restricted cash of $112.1 million, at closing, which includes the Avenue debt payoff.

•	The Company had 338.3 million shares of common stock outstanding as of March 31, 2026

•	Total operating expenses for the three months ended March 31, 2026 were $19.4 million and included research and development expenses of $11.3 million and general and administrative expenses of $8.1 million, compared to total operating expenses for the three months ended March 31, 2025 of $16.0 million that included research and development expenses of $9.5 million and general and administrative expenses of $6.5 million.

•	Ocugen reported a $(0.06) net loss per common share for the three months ended March 31, 2026 compared to a $(0.05) net loss per common share for the three months ended March 31, 2025.

Conference Call and Webcast Details

Ocugen has scheduled a conference call and webcast for 8:30 a.m. ET today to discuss the financial results and recent business highlights. Ocugen’s senior management team will host the call, which will be open to all listeners. There will also be a question-and-answer session following the prepared remarks.

Attendees are invited to participate on the call or webcast using the following details:

Dial-in Numbers: (800) 715-9871 for U.S. callers and (646) 307-1963 for international callers

Conference ID: 4973685

Webcast: Available on the events section of the Ocugen investor site

A replay of the call and archived webcast will be available for approximately 45 days following the event on the Ocugen investor site.

About Ocugen, Inc. Ocugen, Inc. is a pioneering biotechnology leader in gene therapies for blindness diseases. Our breakthrough modifier gene therapy platform has the potential to address significant unmet medical need for large patient populations through our gene-agnostic approach. Unlike traditional gene therapies and gene editing, Ocugen’s modifier gene therapies address the entire disease—complex diseases that are potentially caused by imbalances in multiple gene networks. Currently we have programs in development for inherited retinal diseases and blindness diseases affecting millions across the globe, including retinitis pigmentosa, Stargardt disease, and geographic atrophy—late-stage dry age-related macular degeneration. Discover more at www.ocugen.com and follow us on X and LinkedIn.

Cautionary Note on Forward-Looking Statements This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including, but not limited to, strategy, business plans and objectives for Ocugen’s clinical programs, plans and timelines for the preclinical and clinical development of Ocugen’s product candidates, including the therapeutic potential, clinical benefits and safety thereof, expectations regarding timing, success and data announcements of current ongoing preclinical and clinical trials, including the timing of enrollment and data readouts, the ability to initiate new clinical programs, Ocugen’s financial condition and expected cash runway into 2028, statements regarding qualitative assessments of available data, potential benefits, expectations for ongoing clinical trials, anticipated regulatory filings and anticipated development timelines, statements regarding potential market size and commercial possibilities of Ocugen’s product candidates, which are subject to risks and uncertainties. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks, and uncertainties that may cause actual events or results to differ materially from our current expectations, including, but not limited to, the risks that preliminary, interim and top-line clinical trial results may not be indicative of, and may differ from, final clinical data; that unfavorable new clinical trial data may emerge in ongoing clinical trials or through further analyses of existing clinical trial data; that earlier non-clinical and clinical data and testing of may not be predictive of the results or success of later clinical trials; that that clinical trial data are subject to differing interpretations and assessments, including by regulatory authorities; uncertainties related to whether the offering of the Notes will be completed on anticipated terms or at all; the impact of the offering of the Notes on the market price of the Company’s common stock; and risks related to the potential dilution to holders of the Company’s common stock. These and other risks and uncertainties are more fully described in our annual and periodic filings with the Securities and Exchange Commission (SEC), including the risk factors described in the section entitled “Risk Factors” in the quarterly and annual reports that we file with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. Except as required by law, we assume no obligation to update forward-looking statements contained in this press release whether as a result of new information, future events, or otherwise, after the date of this press release.

Contact:

Candice Masse

astr partners

candice.masse@astrpartners.com

OCUGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(Unaudited)

	March 31, 2026	December 31, 2025
Assets
Current assets
Cash	$31,855	$18,571
Prepaid expenses and other current assets	6,696	5,769
Total current assets	38,551	24,340
Property and equipment, net	13,830	14,392
Restricted cash	318	316
Other assets	4,206	4,468
Total assets	$56,905	$43,516
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$3,241	$6,202
Accrued expenses and other current liabilities	11,612	14,733
Operating lease obligations	850	858
Current portion of long-term debt	5,005	1,250
Total current liabilities	20,708	23,043
Non-current liabilities
Operating lease obligations, less current portion	3,252	3,494
Long term debt, net	24,189	27,542
Other non-current liabilities	2,951	1,603
Total non-current liabilities	30,392	32,639
Total liabilities	51,100	55,682

Stockholders' equity
Common stock	3,384	3,125
Treasury stock	(48)	(48)
Additional paid-in capital	429,549	392,763
Accumulated other comprehensive income	164	61
Accumulated deficit	(427,244)	(408,067)
Total stockholders' equity	5,805	(12,166)
Total liabilities and stockholders' equity	$56,905	$43,516

OCUGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

(Unaudited)

	Three months ended March 31,
	2026	2025
Collaborative arrangement revenue	$1,533	$1,481
Total revenue	1,533	1,481
Operating expenses
Research and development	11,255	9,529
General and administrative	8,117	6,453
Total operating expenses	19,372	15,982
Loss from operations	(17,839)	(14,501)
Interest income	132	343
Interest expense	(1,320)	(1,257)
Other (expense) income, net	(150)	65
Total other (expense) income	(1,338)	(849)
Net loss	$(19,177)	$(15,350)
Other comprehensive income (loss)
Foreign currency translation adjustment	(103)	(8)
Comprehensive loss	$(19,280)	$(15,358)

Net loss attributable to common shareholders— basic and diluted	(19,177)	(15,350)
Weighted shares used in calculating net loss per common share — basic and diluted	320,423,337	291,996,562
Net loss per share attributable to common shareholders — basic and diluted	$(0.06)	$(0.05)